Exhibit 99.1

Cree, Inc. Appoints Glenda Dorchak to Board of Directors

DURHAM, N.C., January 28, 2020 – Cree, Inc. (Nasdaq: CREE), the global leader in silicon carbide technology, announces that Glenda Dorchak, a seasoned corporate operating executive and experienced director, has been appointed to the Company’s Board of Directors, effective January 27, 2020.

“With deep experience as an executive in the semiconductor sector, Glenda will bring valuable insight and understanding of the market challenges and opportunities we face,” said Cree Chairman of the Board Darren Jackson. “I look forward to welcoming her to the board and working closely with her as Cree continues to lead the global transition from silicon to silicon carbide.”

Ms. Dorchak has served as a director of Mellanox Technologies, Ltd. (Nasdaq: MLNX) since July 2009. Additionally, she serves as a director of Viavi Solutions Inc. (Nasdaq: VIAV), ANSYS. Inc. (Nasdaq; ANSS), and GlobalFoundries, a private semiconductor foundry. She also advises OMERS Private Equity and is a trustee for the San Jose Museum of Art.

About Cree

Cree is an innovator of Wolfspeed® power and radio frequency (RF) semiconductors and lighting class LEDs. Cree’s Wolfspeed product families include silicon carbide materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging, inverters, power supplies, telecom and military and aerospace. Cree’s LED product families include blue and green LED chips, high-brightness LEDs and lighting-class power LEDs targeted for indoor and outdoor lighting, video displays, transportation and specialty lighting applications.

For additional product and company information, please refer to www.cree.com.

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Cree® and Wolfspeed® are registered trademarks of Cree, Inc.

Media Contact:
Claire Simmons
Cree, Inc.
Corporate Marketing
Phone: 919-407-7844
media@cree.com